Oncolytics Biotech® Announces Appointment of Steve Glover to Board of Directors and Promotion of John McAdory to Chief Operating Officer

SAN DIEGO, CA, June 2, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage company developing pelareorep, an investigational, systemically active immunotherapy that promotes potentially protective immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes, today announced the appointment of Steve Glover to its Board of Directors and the promotion of John McAdory to Chief Operating Officer (“COO”).

Mr. Glover brings significant public company leadership and transaction experience to Oncolytics, including serving as Chairman of Ambrx Biopharma during its acquisition by Johnson & Johnson in a transaction valued at approximately $2 billion.

Additionally, Mr. McAdory has been promoted to Chief Operating Officer. As COO, he will oversee the Company’s clinical operations and development activities, preclinical research and development efforts, and will play a key role in strategic partnerships and broader business development initiatives. Mr. McAdory joined Oncolytics earlier this year after serving as VP of Clinical Operations at CG Oncology.

“We are thrilled to welcome Steve to our Board at a transformational time for Oncolytics,” said Jared Kelly, Chief Executive Officer of Oncolytics. “Steve has extensive experience helping build and position innovative biotechnology companies for strategic growth and value creation, including through the successful sale of Ambrx to Johnson & Johnson. His experience across corporate strategy, financing, and strategic transactions will be invaluable as we continue to advance pelareorep and expand our immunotherapy platform strategy.”

Mr. Kelly continued, “I am also very excited to announce John’s promotion to Chief Operating Officer. Since joining Oncolytics, John has already had a meaningful impact on our operational execution and clinical development strategy. His background helping advance innovative oncology programs at CG Oncology and his strong operational leadership make him ideally suited to help drive our next phase of growth as we advance our registration-enabling studies, expand our preclinical pipeline, and pursue strategic partnership opportunities.”

“I am excited to join the Board of Oncolytics during this important period of clinical and corporate momentum,” said Mr. Glover. “I believe pelareorep has the potential to become an important immunotherapy backbone across multiple solid tumor indications, and I look forward to working with the management team and Board to help maximize the platform’s value.”

“I appreciate the confidence the Board and leadership team have placed in me,” said John McAdory, Chief Operating Officer of Oncolytics. “I believe Oncolytics is uniquely positioned with compelling clinical and translational data, particularly in gastrointestinal cancers, and I look forward to helping accelerate and execute on the Company’s developmental, operational, and strategic objectives.”

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors to “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com